Exhibit 10.5 to 2007 10-K

CONVERGYS EUROPE, MIDDLE EAST AND AFRICA Cambourne Business Park Cambourne Cambridge CB3 6DN United Kingdom Tel +44 (0) 1223 705000
CONFIDENTIAL	Fax + 44 (0) 1223 705001
Jean-Hervé JENN	e-mail europe@convergys.com

www.convergys.com
www.genevatechnology.com

13 August 2003

Dear Jean-Hervé

Thank you for attending the recent series of meetings with my colleagues and myself. We have enjoyed our discussions with you, and feel that you would make a very positive contribution to this organisation.

As a result, I have pleasure in offering you the post of “President, EMEA” based at the Cambourne office, at a starting salary of £165,000pa. In addition you will be eligible for participation in the Convergys Incentive Plan with a value of £110,000 in a full year, this bonus will be pro-rated and guaranteed for 2003 and payable in equal instalments monthly from your start date until December 31st 2003. You will also be eligible for a car allowance of £12,000 p.a., paid monthly.

Your official start with Convergys will be 1st September 2003, however in any dealings you have with Convergys prior to this date you agree that you will not at any time disclose or improperly use any confidential information of the Company, or any corporation related to or affiliated with the Company. The term “confidential information” will include all information not generally known to the public, or in the trade, which tends to give a competitive advantage to the Company relative to competitors who do not possess the information. Confidential information includes, but is not limited to, organization and management strategies of the Company; the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the Company; employee lists; customer relationships; customer and supplier contracts and transactions; pricing; price lists of the Company and suppliers; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications relating to present and / or future development projects of the Company; financial and / or marketing data regarding the conduct of the present or future phases of business of the Company; computer programs, systems and / or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company; and other information considered confidential by the Company or customers or suppliers of the Company.

We are exploring the possibility of structuring your employment contract under a dual contract agreement or through a split payroll arrangement under Article 15 of tax treaties. This is in order to take advantage of any overall reduction of your tax burden due to taxation being at a lower bracket in each tax	Convergys Europe, Middle East and Africa is the trading name of Geneva Technology Ltd Registered in England No. 2412849

jurisdiction. However, we will only implement this arrangement where the company is satisfied that it is wholly legal to do so and that it does not carry any additional financial implications for the company.

The company reviews the Incentive Plan each year and reserves the right to alter its terms. Achievement will be calculated on a number of factors including performance of Convergys against revenue and profitability targets. The terms of the Incentive Plan as they relate to you for 2003 and 2004 are detailed in the attached annual incentive plans.

In addition you will be entitled to a one off signing on bonus of £75,000 payable as a lump sum in the month following your start date this amount will be subject to the usual deductions. The only other condition is that in the unlikely event you leave our employment in the first two years of your employment, Convergys reserves the right to reclaim the entire amount of the signing on bonus.

As the position is based in Cambourne we would look to you to relocate to within reasonable commuting distance of Cambourne such that you are able to commute to Cambourne on a daily basis. To assist you with such relocation we are happy to contribute up to £15,000 towards your relocation expenses, which must be used within 12 months of your start date. Any tax liability for these relocation expenses will be borne by the company. We are reasonably flexible on how this assistance is spent, provided it can be demonstrated (by receipts) that the money is being used for relocation-incurred expenses, including temporary housing costs. The only other condition is that in the unlikely event you leave our employment in the first year of employment, Convergys reserves the right to reclaim the entire allowance.

You will be granted, subject to the approval of the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation, stock options to purchase 25,000 Convergys Corporation common shares in conjunction with the acceptance of this position. You will be eligible to be considered for additional grants of stock options for Convergys Corporation common shares beginning January 1, 2004, expressly subject to the approval of the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation. All option grants are subject to the terms and conditions of the grant and the terms of the incentive plan pursuant to which they are issued.

Also, you will be granted, subject to the approval of the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation, 20,000 restricted shares of Convergys stock in conjunction with the acceptance of this position. The restricted shares are subject to the terms and conditions of the 1998 Long Term Incentive Plan. You will be required to sign a Restricted Stock Award Agreement.

As an employee of Convergys EMEA Ltd, you will be entitled to Private Medical Cover, Permanent Health Insurance and Life Insurance. Private medical cover is inclusive of yourself and your family and Life Insurance is equivalent to four times your basic salary.

In addition to your basic salary, you will be entitled to a contribution to the Company’s Group Personal Pension Plan, which will be 8% of your salary to one of three preferred pension providers.

Our offer is subject to confirmation of a satisfactory state of health. Assessment of this is achieved by completion of the enclosed medical questionnaire, which is assessed by an independent Occupational Health service. The results of this questionnaire will be communicated to you in due course. Also enclosed is a ‘Personal Information Form’, which is used for our records. I would be grateful if you could complete and return both forms as soon as possible (by confidential fax to 01223 705268).

Full terms and conditions are set out in the enclosed service agreement document. In order to confirm your acceptance we would be pleased if you would sign both copies of the contract, and both copies of this letter, retaining one copy of each for your information and returning one copy to Issy Houghton, VP Human Resources at the address above.

This offer of employment is valid until 20 August 2003 from receipt of this letter. Please let Issy Houghton know your decision within this time, either by contacting her on 01223 705058 or by emailing her at issy.houghton@convergys.com.

If you have any questions regarding the offer then please do not hesitate to call.

We look forward to hearing from you.

Yours sincerely

/s/ Stephen Robertson
Stephen Robertson

IMG President, International

Signed as a deed and delivered by the Executive.

/s/ Jean-Herve Jenn

in the presence of:

Nancy Garrison Jenn

Signature:	/s/ Nancy Garrison Jenn

Occupation: Consultant

DATED 13 August 2003

(1) CONVERGYS EMEA LTD

and

(2) Jean-Hervé Jenn

SERVICE AGREEMENT

THIS AGREEMENT is made on 13 August 2003

BETWEEN:

(1)	Convergys EMEA Limited (Company No 2412849) whose registered office is at Cambourne Business Park, Cambourne, Cambridge, CB3 6DN (“the Company”), and

(2)	Jean-Hervé JENN (“the Executive”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

the “Board” means the Board of Directors for the time being of the Company, any authorized director or any committee of directors for the time being;

“Confidential Information” means trade secrets and all financial, technical, organizational, operational, commercial, product, services, intellectual property, employee, supplier, customer, management, marketing and other information or data of whatever kind including, without limitation, any and all information and data of whatever kind relating to commercial strategies and plans for expansion (whether or not any such information or data is recorded in documentary form or on computer disk or tape or any other media) relating to the business or affairs of the Company or any Group Company or which is treated by the Company or any Group Company as confidential or in respect of which the Company or any Group Company owes an obligation of confidentiality to any third party which the Executive shall have acquired or shall acquire at any time during his employment by the Company (whether before or after this Agreement comes into effect) but which does not form part of the Executive’s stock in trade and which is not readily ascertainable to persons not connected with the Company or any Group Company either at all or without a significant expenditure of labour, skill or money;

the “Employment” means the Executive’s employment pursuant to this Agreement;

the “ERA” means the Employment Rights Act 1996;

the “Group” means the Company and with the Group Companies;

“Group Company” means any Company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed to them by sections 736 and 736A Companies Act of 1985. “Group Companies” shall be understood accordingly.

1.2	References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	Words importing the masculine gender shall include the feminine gender.

2.	Appointment

2.1	The Company appoints the Executive and the Executives agrees to act as President, EMEA, of the Company (or in such other capacity as the Company may from time to time reasonably direct) on the terms of this Agreement.

2.2	The Company may appoint any other persons to act jointly with the Executive in any position to which the Executive may be assigned from time to time.

2.3	The Executive will report to the IMG President, International, of the Company or such other officer of Convergys Corporation, the Company or any Group Company as may be designated by the Chief Executive Officer of Convergys Corporations.

2.4	At the request of the Company the Employment may be transferred to a Group Company with the substitution of that Group Company for the Company as the employer under this Agreement and otherwise on the terms and conditions set out in this Agreement, without such transfer involving any termination of this Agreement or the Employment.

3.	Duration of the Employment

3.1

This Agreement shall come into effect and the Employment shall commence from September 1st 2003 and, subject to the provisions of this Agreement, shall continue unless and until terminated by either party giving to the other not less than:

3.1.1	3 months’ prior notice where notice is given within 1 year of the date specified in clause 3.5 below; and

3.1.2	6 months’ prior notice at any time thereafter.

3.2	Notwithstanding clause 3.1, the Employment shall terminate when the Executive reaches the normal retiring age applicable to employees of the Company, which is currently 65.

3.3	The Company reserves the right to terminate the Employment without notice or on notice less than that required by clause 3.1 provided that if it does so it will pay to the Executive a sum equal to but no more than the basic annual salary under clause 6.1, car allowance under clause 7 and pension contributions under clause 11.1 in respect of that part of the period of notice in clause 3.1 which the Company has not given to the Executive less any appropriate tax and other statutory deductions. In this situation the company will make reasonable efforts, where practical, to enable the Executive to receive continuity of insurance cover, at his own expense.

3.4	At any time during a period of notice of termination served in accordance with clause 3 (whether given by the Company or the Executive), the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude the Executive from its premises, provided that this shall not affect the Executive’s entitlement to receive his normal salary and other contractual benefits.

3.5	For the purposes of the ERA the Executive’s period of continuous employment began on September 1st 2003.

3.6	The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking that in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

4.	Scope of the Employment

4.1	During the Employment the Executive shall:

4.1.1	devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours (9.00 am to 5.30pm, Monday to Friday) and during such additional hours as are necessary for the proper performance of his duties or as the Board may reasonably require from time to time;

4.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

4.1.3	obey the reasonable and lawful directions of the Board;

4.1.4	comply with all the Company’s and relevant Group Company rules, regulations, policies and procedures from time to time in force; and

4.1.5	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.

4.2	The Executive shall if and so long as the Company requires and without any further remuneration carry out his duties on behalf of any Group Company and act as an executive or officer of any Group Company.

4.3	Notwithstanding clause 4.1, the Executive shall be entitled to devote such time and attention as may be appropriate to acting as occasional consultant or non-executive board member to other business activities provided that:

4.3.1	these activities do not in any way materially impair the discharge of his duties under this agreement;

4.3.2	the business of these activities does not in any way compete with or conflict with that of the Company; and

4.3.3	prior written permission has been sought and obtained from the Board for each such business activity, such permission not to be unreasonably withheld.

5.	Place of Work

5.1	The Executive’s place of work will initially be Cambourne Business Park, Cambourne, Cambridge, CB3 6DN. The Company may request the Executive to work at any place (whether inside or outside the United Kingdom). Long term assignments will be by agreement, which shall not be unreasonably withheld.

5.2	The Company may request the Executive to move house to an appropriate location for the better performance of his duties. In the event that he does so move the Company will reimburse to him all expenses incurred by him in such a move as it considers reasonable and in accordance with its relocation policy from time to time.

6.	Remuneration

6.1	The Company shall pay to the Executive a salary at the rate of £165,000 per annum or such other sum as may from time to time be agreed less such deductions for tax and National Insurance as are required by law, payable by equal monthly instalments in arrears within the last three working days of the end of each month by credit transfer to his bank account. The Executive’s salary shall be reviewed annually in accordance with the Convergys Pay Plan Schedule but shall not necessarily be increased.

6.2

The Executive shall also be entitled to receive by way of further remuneration a bonus on a basis agreed with the Company and subject always to the terms of the Company’s bonus plan as notified to him from time to time. The annual bonus amount for 2003 will be £110,000, and this figure will be pro-rated and guaranteed for the year 2003 payable by equal monthly instalments in arrears within the last three working days of the end of the month by credit transfer to his bank account. From January 1st 2004 eligibility for the Incentive Plan will not be guaranteed, and will fall under the terms as advised in the separate Convergys IMG International Incentive Plan for 2004 for the IMG President EMEA, although the target incentive amount for this year will remain at £110,000 and will be paid according to terms as advised in the separate Convergys IMG International Incentive Plan for 2004 for the IMG President EMEA. The annual bonus target for future years may be adjusted by the Company. In respect of the year in which his employment terminates, the Executive shall be entitled to a proportion of the bonus which the Company reasonably determines he would have earned had he been employed for the whole of the bonus year in question, such proportion being equal to the proportion of the bonus year which has expired at the date of termination, and payment to be made when it would have fallen due had the Employment not terminated provided that the Executive shall not be entitled to any such payment if the Employment is terminated in accordance with clause 15.

6.3	Subject to the approval of the Compensation and Benefits Committee of the board of directors of Convergys Corporation the Executive may be awarded options to purchase shares in Convergys at a time and price to be determined by the Compensation and Benefits Committee and subject to the rules of the applicable share option scheme. Such options for Convergys shares may be awarded annually at the discretion of the Compensation and Benefits Committee.

6.4	The remuneration specified in this clause 6 shall be inclusive of any fees to which the Executive may be entitled as an executive or director of the Company or any Group Company.”

7.	Car

7.1	The Executive will also be entitled to a car allowance of £12,000 per annum (less the required deductions for tax and National Insurance) payable monthly in arrears. The level of the car allowance will be reviewed each year, but shall not be reduced.

8.	Expenses

8.1	The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to his providing such receipts or other evidence as the Company may require.

9.	Holidays

9.1

The Executive shall be entitled, in addition to all Bank and Public holidays normally observed in England, 25 working days’ paid holiday in each holiday year (being the period from 1st January to 31st December). The Executive may only take his holiday at such times as are agreed with the Executive’s manager.

9.2	In the respective holiday years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete calendar month of service during the relevant year.

9.3	If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the excess may be deducted from any sums due to him. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period of make payment in lieu of it.

9.4	If the Executive has not taken all of his paid leave at the end of a year then he may carry over to the following year up to 10 days paid holiday. Further holiday entitlement may only be carried over by prior agreement of the Board.

10.	Sickness benefits

10.1	Subject to clause 15.2 the Company shall continue to pay in any one calendar year the Executive’s full basic salary during sick leave for a period of twenty six weeks

Beyond this period, subject to acceptance under the Company’s Permanent Health Insurance Scheme, payments are made under the terms of that scheme. It may be a requirement of the Company’s Permanent Health Insurance Scheme that the Executive shall from time to time if required:

10.1.1	supply medical certificates covering any period of sickness or incapacity; and

10.1.2	undergo, at the Company’s expense, a medical examination by a doctor appointed by the Company’s insurer.

10.2	Payment in respect of any other or further period of absence shall be at the Company’s discretion. Any payment to the Executive pursuant to clause 10.1 shall be subject to set off by the Company in respect of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

10.3	All periods of sickness must be reported on the first working day, or as soon as possible thereafter, to the Executive’s manager, and must be verified on return using the Company’s self-certification form, and, for absences of more than seven days, must be accompanied by a medical certificate.

10.4	If the Executive’s absence shall be occasioned by the actionable negligence of a third party, in respect of which damages are recoverable, then the Executive shall:

10.4.1	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement, order or judgement made or awarded in connection with it; and

10.4.2	if the Company so requires, refund to the Company any amount received by him from any such third party provided that the refund shall be no more than the amount which he had recovered in respect of remuneration.

10.5	If the Executive is absent by reason of sickness or accident for a period of six or more consecutive months, the Executive’s car allowance shall terminate after the first twelve months of such absence. If the Executive is absent by reason of sickness or accident for a period of six months or more in any calendar year, the Executive shall be entitled to a proportion of the bonus which the Company reasonably determines he would have earned had he been actively employed for the whole of the calendar year in question, such proportion being equal to the proportion of the calendar year, if any, during which he was actively employed.

11.	Pension, death benefit and Insurance

11.1	The Company will contribute 8% of the Executive’s salary as set out in clause 6.1 to a Personal Pension Plan with a personal pension plan provider approved or selected by the Company.

11.2	The Executive shall be entitled to participate in any private medical insurance, life insurance and permanent health insurance schemes maintained by the Company for similarly situated employees of the Company.

12.	Restrictions during the Employment

12.1	During the Employment the Executive shall not engage in any activity or investment which the Board reasonably considers may be or become harmful to or competitive with the interests of the Company or of any Group Company or which might reasonably be considered to interfere with performance of the Executive’s duties under this Agreement.

12.2	Clause 12.1 shall not apply;

12.2.1	to the Executive holding (directly or through nominees) investments listed on any recognized public stock exchange as long as he does not hold more than 5 per cent of the issued shares or other securities of any class of any one company; or

12.2.2	to any act undertaken by the Executive with the prior written consent of the Board; or

12.2.3	to any interest permitted by clause 4.3.

12.3	The Executive shall comply with every rule of law, the Rules and Regulations of any appropriate stock exchange (whether of the United Kingdom or the United States of America or elsewhere) and every regulation of the Company or any Group Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company.

13.	Confidential information and company documents

13.1	The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time after the termination of the Employment whether by himself his servants or agents or otherwise:

13.1.1	divulge or communicate Confidential Information to any person, business entity or other organisation;

13.1.2	use Confidential Information for his own purposes or for any purposes other than those of the Company or any Group Company; or

13.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information.

These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through any default of the Executive.

13.2	All books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, date listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise and whether made or created prior the date of this Agreement or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

13.2.1	shall be and remain the property of the Company or the relevant Group Company; and

13.2.2	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment

14.	Inventions and other intellectual property

14.1	The parties acknowledge that the Executive may have made and may make inventions or other intellectual property in the course of his duties to the Company (whether before or after this Agreement comes into effect) and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

14.2	Any invention, improvement, design, developed, process, information, copyright work, trade mark or trade name or get-up developed, made, created or discovered by the Executive during the continuance of his employment by the Company (whether capable of being patented or registered or not and whether or not made or discovered in the course of his employment with the Company and whether made or discovered before or after this Agreement comes into effect ) in conjunction with or in any way affecting or relating to the business of the Company or of any Group Company or capable of being used or adapted for use in them or in connection with them shall be disclosed immediately to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may direct.

14.3	If and when required so to do by the Company the Executive shall at the expense of the Company or such Group Company as the Company may direct:

14.3.1	apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up; and

14.3.2	execute and do all instruments and things necessary for vesting such letters patent or other protection or registration when obtained and all right, title and interest to and in them absolutely and as sole beneficial owner in the Company or such other person as the Company may specify.

14.4	The Executive irrevocably and unconditionally waives all rights under chapter IV of Part I of the Copyright Designs and Patents Act 1988 (“Moral Rights”) in connection with his authorship of any existing or further copyright work, in whatever part of the world such rights may be enforceable including, without limitation;

14.4.1	the right conferred by section 77 of that Act to be identified as author of any such work; and

14.4.2	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

14.5	The Executive irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

14.6	Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Acts 1977.

15.	Termination

15.1	Notwithstanding any other provisions of this Agreement in any of the following circumstances the Company may terminate the Employment immediately by serving written notice on the Executive to that effect. In such event the Executive shall not be entitled to payment in lieu of notice nor to any further payment from the Company except such sums as shall have accrued due to the date of termination of the Employment. The circumstances are if the Executive:

15.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct or any wilful neglect in the discharge of his duties;

15.1.2	repeats or continues (after warning) any breach of this Agreement;

15.1.3	is guilty of any fraud, dishonestly or conduct tending to bring himself, the Company, or any Group Company into disrepute;

15.1.4	shall commit any act of bankruptcy or shall take advantage of any statute for the time being in force offering relief for insolvent debtors;

15.1.5	shall be or become of unsound mind or be or become a patient for any purpose of any enactment relating to mental health; provided that the company shall not terminate the Executive’s employment in these circumstances if to do so would deprive him of any benefit which he would otherwise receive under a permanent health insurance scheme maintained by the company;

15.1.6	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

15.1.7	is disqualified from holding office in the Company or in any other company because of wrongful trading under the Insolvency Act 1986 or any other reason;

15.2	The Company shall be entitled to suspend the Executive on full pay and benefits for so long as it may think fit if it appears to the Company that it is entitled to terminate the Employment pursuant to clause 15.1 or if, by reason of a need to investigate the Executive’s conduct or alleged conduct, the Company considers it necessary to do so.

15.3	On the termination of the Employment or upon either the Company or the Executive having served notice of such termination, the Executive shall:

15.3.1	at the request of the Company resign from office as a Director or executive of the Company and all offices held by him in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

15.3.2	Immediately deliver to the Company all materials within the scope of clause 13.2 and all keys, credit cards, motor-cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control; and

15.3.3	the Executive irrevocably authorises the Company to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this clause 15.3.

16.	Restrictive Covenants

16.1	The Executive agrees that he will not (without the prior consent of the Company) directly or indirectly for a period of 12 months (less any period during which the Executive is on garden leave) after the termination of his employment, either on his own behalf or with through for or on behalf of any other person, firm, company or organisation:

16.1.1	solicit or endeavour to solicit (in connection with any business of a type carried on by the Company at the date of termination of his employment) the business or custom of any customer of the Company nor solicit or endeavour to solicit (in connection with any business of a type carried on by any Group Company at the date of termination of his employment) the business or custom of any customer of such Group Company where the customer of the Company or the Group Company is one with whom he had material contact during a period of 12 months prior to either the termination of his employment or, if earlier, the date on which the Company exercised its rights under clause 3.4;

16.1.2	deal or endeavour to deal (in connection with any business of a type carried on by the Company at the date of termination of his employment) with any customer of the Company nor deal or endeavour to deal (in connection with any business of a type carried on by any Group Company at the date of termination of his employment) with any customer of such Group Company where the customer of the Company or the Group Company is one with whom he had material contact during the period of 12 months prior to either the termination of his employment or, if earlier, the date on which the Company exercised its rights under clause 3.4;

16.1.3	entice away from or endeavour to entice away from the Company or any Group Company any person employed by the Company or any Group Company as a director, or in a senior or technical capacity at the date of termination of his employment and with whom the Executive had material contact as a result of his employment by the Company during the period of 12 months prior to either the termination of his employment or, if earlier, the date on which the Company exercised its rights under clause 3.4;

16.1.4	Be engaged concerned or interested in any capacity whatsoever either on his own behalf or with through for or on behalf of any other person firm company or organisation in any business which competes within the Area with any business carried on by the Company or by any Group Company at the date of termination of his employment in which he was involved to a material extent during the period of 12 months prior to either termination of his employment or, if earlier, the date on which the Company exercised its rights under clause 3.4.

16.2	During the Employment and for the duration of the restrictions set out in this clause 16, before accepting any offer of employment or any other engagement other than with the Company or any Group Company, the Executive will provide to the person, firm, company or organisation making such offer a complete signed copy of this Agreement.

16.3	16.3 In this clause 16, “Area” means the United Kingdom or the United States or France or Germany or Spain or Sweden or Ireland or the Czech Republic or Switzerland or Austria or Italy or Portugal or the Netherlands or Norway or Poland or Turkey or Singapore.

16.4	At no time after the termination of his employment shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connection with the Company or any Group Company, other than as a former employee of the Company.

16.5	The Executive agrees that, having regard to all circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company’s and the Group Companies’ legitimate business interests and that they do not bear harshly upon the Executive and the Executive agrees that each restriction shall be read and construed independently of the other restrictions so that if any one or more are found to be void or unenforceable the remaining restrictions shall not be affected. Furthermore, if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.”

17.	Disciplinary and grievance procedures

17.1	The Executive is subject to the Company’s standard disciplinary procedure. A copy of the Company’s Disciplinary procedure can be obtained from the Personnel Administrator. The Company’s Disciplinary Procedure does not form part of the Executive’s contract of employment.

17.2	If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction.

17.3	There are no special disciplinary rules which apply to the Executive and any disciplinary matters affecting him will be dealt with by the Board.

18.	Notices

18.1

Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the fact of the Agreement or to his last known place of residence.

18.2	Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would be first received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted, or that the facsimile transmission was despatched and confirmed by fax log sent to the correct number.

19.	Former contracts of employment

19.1	This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

20.	Choice of law and submission to jurisdiction

20.1	This Agreement shall be governed by and interpreted in accordance with English Law.

20.2	The parties submit to the jurisdiction of the English Courts but this Agreement may be enforced in any court of competent jurisdiction.

21.	General

21.1	The Executive acknowledges that the provisions of clauses 12, 13, 14 and 16 constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

21.2	The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

21.3	This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part 1 of the ERA.

Signed as a deed and delivered by Convergys EMEA Ltd acting by one Director and the Secretary or by two Directors.

/s/ [Illegible]	/s/ Stephen Robertson

Signed as a deed and delivered by by Executive.

/s/ Jean-Herve Jenn

in the presence of:

Nancy Garrison Jenn

Signature:	/s/ Nancy Garrison Jenn

Occupation: Consultant